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                                                                     EXHIBIT 4.5
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                                   AGREEMENT

     THIS AGREEMENT ("Agreement") is dated and executed effective as of September 3, 1999, by and among NETZEE, INC., a Georgia corporation ("Netzee"), and SIRROM INVESTMENTS, INC. ("Sirrom"). Netzee and Sirrom are hereinafter collectively called the "Parties" and each, individually, a "Party."

     WHEREAS, on December 31, 1997 Dyad Corporation, a Georgia corporation ("Dyad") issued stock purchase warrants (the "Warrant") to Sirrom Investments, Inc., in connection with making a loan to Dyad in the amount of $3,500,000. Pursuant to the terms of the Warrants, Sirrom had the right to purchase 615 shares of Dyad's common stock, subject to increases in the amount of shares of Dyad common stock in the event the indebtedness owed by Dyad to Sirrom continued to be outstanding; and

     WHEREAS, Dyad shall be merged with and into Netzee (the "Merger") pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of August 30, 1999 (the "Merger Agreement"), by and among Netzee, Dyad, and the shareholders of Dyad executing the Merger Agreement; and

     WHEREAS, prior to the Merger, Sirrom shall have exercised its Warrant and shall have acquired 1,745 shares of the common stock of Dyad and shall be a shareholder of Dyad for purposes of the Merger; and

     WHEREAS, pursuant to the terms of the Merger Agreement, Sirrom shall surrender the shares of Dyad owned by Sirrom in exchange for shares of common stock, no par value, of Netzee (such Netzee shares received in the Merger collectively, the "Shares"); and

     WHEREAS, in consideration of Sirrom agreeing in a letter agreement, dated August 31, 1999, (the "Payoff Letter") to cancel and terminate all of the terms and conditions of the Warrant, including but not limited to the right to register shares of Dyad common stock under the Securities Act of 1933, as amended, Netzee has agreed that in the event there is an initial public offering of shares of Netzee common stock (the "IPO"), then the Shares held by Sirrom pursuant to the Merger may be registered and sold by Sirrom in the IPO, subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1.   Obligation of Netzee to Register.  Netzee confirms its obligations to
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Sirrom to register the Shares, other than the Shares which shall be offered to the public pursuant to the provisions of Section 2 hereof, pursuant to that certain Registration Rights Agreement dated August 31, 1999, by and among
Netzee, Dyad and the shareholders of Dyad who executed said agreement (the "Registration Rights Agreement").
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     2.   Obligation of Netzee in Connection with an Initial Public Offering. If
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at any time after the date hereof, Netzee shall offer for sale shares of Netzee common stock in the IPO, then Netzee shall allow Sirrom to sell any or all of the Shares in the IPO; provided that Sirrom shall comply with Section 5 of the Registration Rights Agreement and that Sirrom shall execute a lock-up letter and other documents and agreements requested by the representative of the underwriters for the IPO in accordance with Section 10 of the Registration
Rights Agreement; provided, further that if the representative of the underwriters for the IPO certifies in writing that the inclusion therein of some or all of the Shares would adversely affect the sale of the Shares to be sold by Netzee thereunder, then Netzee shall be required to include in the IPO only that number of the Shares which the underwriters determine in their sole discretion will not adversely affect the sale of the Shares to be sold by Netzee in the IPO.

     4.   Amendments and Waivers.  The Agreement may not be amended unless such
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amendment is approved in writing by the Parties.

     5.   Notices.  All communications provided for or permitted hereunder shall
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be made in writing by personal delivery, by recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation) to the address for a Party as set forth in the Merger Agreement, with a copy (which shall not constitute notice) to said Party's counsel as identified in the Merger Agreement All such communications shall be deemed to have been duly given or made when personally delivered, the day of guaranteed delivery by such overnight courier service or when transmitted to the specified telecopy number and confirmed by telephone.

     6.   Counterparts.  This Agreement may be executed in any number of
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counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

     7.   Headings.  The headings in this Agreement are for convenience of
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reference only and shall not limit or otherwise affect the meaning hereof.

     8.   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
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ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF
GEORGIA, EXCLUDING CHOICE OF LAW PRINCIPLES. The Parties irrevocably consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States Federal District Court of Georgia, in any judicial proceeding brought to enforce this Agreement. The Parties agree that any forum other than the State of Georgia is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one party against another party, in a court of any jurisdiction other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

     9.   Severability.  In the event that any one or more of the provisions
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contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
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     10.  Entire Agreement.  This Agreement (together with the Payoff Letter,
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the Merger Agreement, the Registration Rights Agreement and such other agreements as specifically referred to in the Merger Agreement) is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement with respect to the subject matter hereof and thereof and understanding of the Parties hereto in respect of the subject matter contained herein and therein.

     11.  No Assignment; Parties Benefited.  No Party may assign any or all of
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its rights, duties or obligations under this Agreement without the express written consent of the other Party, which consent shall not be unreasonably withheld. Any attempted assignment without such written consent shall be null
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and void.  Nothing in this Agreement, express or implied, is intended to confer
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upon any third party any rights, remedies, obligations or liabilities.

     12.  Contingent on Closing. This Agreement shall take effect only upon, and
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is contingent upon, the closing of the transactions contemplated by the Merger
Agreement.

     The Parties have executed this Agreement as of the date first above written.


                                   NETZEE, INC.


                                   By: /s/ Glenn W. Sturm
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                                   Glenn W. Sturm
                                   Chief Executive Officer



                                   SIRROM INVESTMENTS, INC.



                                   By: /s/ Kathy Harris
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                                      Name: Kathy Harris
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                                      Title: Vice President
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